                                                                  EXHIBIT 10.30
October 23,1996


Robert M.  Maurer
11 West Sandpiper Lane
Lake Forest, Illinois 60045

RE:  EMPLOYMENT TERMS

Dear Bob:

          Avigen, Inc. is pleased to offer you the position of Vice President, Business Development on the following terms:

          You will be responsible for licensing, business development and corporate partnering activities and will report to me. You will work at our facility located at 1201 Harbor Bay Parkway, Alameda, California. Of course, Avigen may change your position, duties and work location from time to time as it deems necessary.

          Your compensation will be $160,000 per year, less all required withholding for taxes and social security. You will be paid semi-monthly and you will be eligible for the following standard Avigen benefits: medical insurance, vacation, sick leave and holidays. Details about these benefits are available for your review. Avigen may modify compensation and benefits from time to time as it deems necessary.

          Subject to approval by Avigen's Board of Directors, and to the terms of the Avigen stock option plan and your stock option agreement, you will receive an option to purchase 100,000 shares of Avigen's common stock at a price and vesting schedule to be determined by the Board.

          Avigen will also help towards the relocation of you and your family to the bay area. Towards this end the company will pay direct costs for your relocation that are not directly tax deductible up to a maximum of $50,000. It is to be understood this whole process will be completed within a year.

          As an Avigen employee, you will be expected to abide by the company's rules and regulations, acknowledging in writing that you have read the company's Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Avigen's proprietary information.

          Normal working hours are from 8:30 a.m. to 5:30 p.m. Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Avigen at any time and for any reason whatsoever simply by notifying Avigen. Likewise, Avigen may tenninate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at-wil1 employment cannot be changed except in writing and signed by an Avigen officer.

         The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

         Please sign and date this letter, and return it to me by October 30, 1996, if you wish to accept employment at Avigen under the terms described above. If you accept our offer, we would like you to start on November 4, 1996.

         We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ John Monahan
John Monahan, Ph.D.
President & CEO

Accepted by:


/s/ Robert M. Maurer
-------------------------------
(Robert M. Maurer)

/s/
-------------------------------
Date













                                       58